Adamis Pharmaceuticals Corporation S-8

Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adamis Pharmaceuticals Corporation of our report dated March 29, 2016 (which includes an explanatory paragraph relating to the uncertainty of the company’s ability to continue as a going concern), relating to the financial statements of U.S. Compounding, Inc. as of and for the periods ended December 31, 2015 and December 31, 2014, which report is included in the Current Report on Form 8-K/A of Adamis Pharmaceuticals Corporation filed with the Securities and Exchange Commission on June 24, 2016.

/s/ HUDSON CISNE & CO. LLP

Little Rock, Arkansas

June 23, 2017